Exhibit 23.1

Consent of Telford Sadovnick, PLLC, Certified Public Accountants

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

Katie Gold Corp.

(an Exploration Stage Company)

We consent to the use in the Amendment No. 5 to Registration Statement of Katie Gold Corp. (an Exploration Stage Company) on Form SB-2/A dated January 6, 2006, of our Report of Independent Registered Public Accounting Firm dated June 13, 2005 on the Balance Sheet of Katie Gold Corp. (an Exploration Stage Company) as of April 30, 2005, and the related Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the period from January 26, 2005 (inception) to April 30, 2005.

In addition, we consent to the reference to us under the heading “Interests of Name Experts and Counsel” in the Registration Statement.

/s/ Telford Sadovnick P.L.L.C

TELFORD SADOVNICK, P.L.L.C

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

January 6, 2006